Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Treasurer and Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CLOSING OF

CONCURRENT OFFERINGS OF COMMON STOCK AND MANDATORY CONVERTIBLE

PREFERRED STOCK

Boston, Massachusetts – March 3, 2015: American Tower Corporation (NYSE: AMT) today announced the completion of the issuance of 23,500,000 shares of its common stock and 12,500,000 depositary shares, each representing a 1/10th interest in a share of its 5.50% Mandatory Convertible Preferred Stock, Series B. The common stock offering and depositary shares offering resulted in net proceeds to American Tower of approximately $2.22 billion and $1.22 billion, respectively, after reflecting underwriting discounts and estimated offering expenses. The underwriters of each offering have exercised their option to purchase an additional 2,350,000 shares of common stock and an additional 1,250,000 depositary shares. This purchase will generate net proceeds of an aggregate of approximately $0.3 billion, after reflecting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds from these offerings, together with cash on hand and borrowings under its revolving credit facilities, to finance the recently announced Verizon transaction and to pay related fees and expenses. If for any reason the Verizon transaction is not completed, American Tower intends to use the net proceeds from these equity offerings for general corporate purposes, which may include financing other pending acquisitions or repaying existing indebtedness.

Goldman, Sachs & Co. acted as lead book-running manager for both the common stock and the depositary shares offerings. BofA Merrill Lynch, Barclays, Citigroup and J.P. Morgan also acted as joint book-running managers with respect to the common stock offering, and RBC Capital Markets, Morgan Stanley, RBS Securities Inc. and TD Securities also acted as joint book-running managers with respect to the depositary shares offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offerings were made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC). Each offering was made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by visiting the SEC’s website at www.sec.gov.

Alternatively, you may request the documents relating to the common stock offering by contacting Goldman, Sachs & Co. at 1-866-471-2526, BofA Merrill Lynch at 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com, Barclays at 1-888-603-5847, Citigroup at 1-800-831-9146 and J.P. Morgan at 1-866-803-9204. You may request the documents relating to the depositary shares offering by contacting Goldman, Sachs & Co. at 1-866-471-2526, RBC Capital Markets at 1-877-822-4089, Morgan Stanley at 1-866-718-1649, RBS at 1-866-884-2071 and TD Securities at 1-800-263-5292.

About American Tower

American Tower is a leading independent owner, operator and developer of communications real estate with a global portfolio of over 75,000 communications sites.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. American Tower has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the anticipated closing of the Verizon transaction, the anticipated amount of net proceeds resulting from the purchase of additional shares by the underwriters and the anticipated use of proceeds from the offerings. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect American Tower and its results, we refer you to the information contained in the prospectus supplements for these offerings and Item 1A of the Form 10-K for the year ended December 31, 2014 under the caption “Risk Factors” and in other filings American Tower makes with the Securities and Exchange Commission. American Tower undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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